EXHIBIT 10.15

AMENDMENT TO THE CREDIT AGREEMENT
DATED MARCH 13, 2009

FIRST AMENDMENT TO
CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the “Amendment”), is made as of the 13th day of March, 2009, by and between ADVANCED FIBERGLASS TECHNOLOGIES, INC., a Wisconsin corporation (“AFT”), and JAMIE L. MANCL AND JENNIFER MANCL (the “Mancls”) and NEKOOSA PORT EDWARDS STATE BANK (“Bank”).

WHEREAS, AFT, the Mancls, Bank and M & W Fiberglass, LLC (“M&W”) are parties to that certain Credit Agreement dated as of February 28, 2007 (the “Credit Agreement”); and

WHEREAS, M&W has assigned all of its rights, title and interests in and to, and AFT has assumed all of the obligations of M&W arising under, the Credit Agreement pursuant to that certain Assignment and Assumption Agreement dated as of December 31, 2008; and

WHEREAS, AFT, the Mancls and the Bank wish to amend the Credit Agreement as hereinafter described to reflect modifications to various definitions and covenants.

NOW THEREFORE, in consideration of the recitals and of the consummation of the transactions contemplated in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Capitalized Terms.  All capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning given such terms in the Credit Agreement.

2.  Amendment to Section 1.01.  Section 1.01 of the Credit Agreement is hereby amended as follows:

a.  The definition of “Debt Service Coverage Ratio” is deleted in its entirety and restated as follows:

“Debt Service Coverage Ratio” of any entity or entities on any date shall mean the ratio of (i) EBITDA for the 12-month period ending on the measurement date to (ii) interest expenses plus principal payments coming due during the 12-month period beginning on the day after measurement.

b.  The definition of “EBITDAR” is deleted in its entirety and replaced with the following:

“EBITDA” shall mean, for any period, the sum of the amounts for such period of (A) net income (or loss) after taxes of the Corporation and ECC on a consolidated basis ("Net Income"), plus (B) interest expense which has been deducted in the determination of Net Income, plus (C) federal, state and local taxes which have been deducted in determining Net Income, plus (D) depreciation and amortization expenses which have been deducted in determining Net Income, plus (E) extraordinary losses which have been deducted in the determination of Net Income, minus (F) extraordinary gains which have been included in the determination of Net Income.

c.  The following definition is inserted:

“ECC” shall mean Energy Composites Corporation, a Nevada corporation.

d.  The definition of “Tangible Net Worth” is deleted in its entirety and replaced with the following:

“Equity” shall mean, for any period, (A) the total of all assets of the Corporation and ECC on a consolidated basis minus (B) the aggregate of all liabilities and reserves of every kind and character of the Corporation and ECC on a consolidated basis, all determined in accordance with generally accepted accounting principles consistent with those followed in preparation of the financial statements described in Section 5.03 hereof.

3.  Amendment to Section 5.03(a).  Section 5.03(a) of the Credit Agreement is hereby deleted in its entirety and restated as follows:

(a)           as soon as available, and in any event on or before September 15th following the close of each fiscal year, each Borrower shall provide Bank a copy of the tax return for such year as of the end of such fiscal year for such Borrower;

4.  Amendment to Section 5.03(b).  Section 5.03(b) of the Credit Agreement is hereby deleted in its entirety and restated as follows:

(b)           as soon as available, and in any event within 120 days after the end of each fiscal year, consolidated and consolidating financial statements for the Corporation and ECC for each fiscal year, prepared in accordance with GAAP, and audited by independent accountants acceptable to Bank;

5.  Amendment to Section 5.03(d).  Section 5.03(d) of the Credit Agreement is hereby deleted in its entirety and restated as follows:

(d)           as soon as available, and in any event within 45 days after the end of each fiscal quarter, consolidated and consolidating financial statements for the Corporation and ECC for each quarter, prepared in accordance with GAAP, all in reasonable detail and certified as true and correct, subject to review and normal year end adjustments, by the chief financial officer of the Corporation;

6.  Amendment to Section 5.14.  Section 5.14 of the Credit Agreement is hereby deleted in its entirety.

7.  Amendment to Section 5.15.  Section 5.15 of the Credit Agreement is hereby deleted in its entirety and restated as follows:

Debt Service Coverage Ratio.  The Corporation and ECC on a consolidated basis shall at all times maintain a Debt Service Coverage Ratio measured as of the last day of each fiscal quarter of not less than 1.25:1.0.

8.  Amendment to Section 5.16.  Section 5.16 of the Credit Agreement is hereby deleted in its entirety and restated as follows:

Total Indebtedness to Equity Ratio.  The Corporation and ECC on a consolidated basis shall at all times maintain a Total Indebtedness to Equity Ratio measured as of the last day of each fiscal quarter of not more than 3.50:1.0.

9.  Amendment to Section 6.09.  Section 6.09 of the Credit Agreement is hereby deleted in its entirety.

10.  Amendment to Section 6.10.  Section 6.10 of the Credit Agreement is hereby deleted in its entirety and restated as follows:

Change in Control.  Make no changes in the current ownership structure of the Corporation without Bank’s consent.

11.  Effect of this Amendment.  Except as modified pursuant hereto, no other changes or modifications to the Credit Agreement or the Bond Documents are intended or implied and in all other respects the Credit Agreement and the Bond Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent of any conflict between the terms of this Amendment and any of the Bond Documents, the terms of this Amendment shall control.

12.  Representations and Warranties of AFT and the Mancls.  In order to induce the Bank to enter into this First Amendment to Credit Agreement, and in recognition of the fact that the Bank is acting in reliance thereupon, AFT and the Mancls represent and warrant to the Bank as follows:

a.  AFT has the corporate power and authority to enter into and deliver this First Amendment to Credit Agreement.  Each of the Credit Agreement, as amended hereby, this First Amendment to Credit Agreement, and any other documents executed in connection with this First Amendment to Credit Agreement when duly executed on behalf of AFT, constitutes the legal, valid and binding obligations of AFT, enforceable against AFT in accordance with their terms.

b.  The execution and delivery of this First Amendment to Credit Agreement and any other document or instrument executed in connection herewith have been authorized by all necessary corporate action on the part of AFT.

c.  The representations and warranties of AFT and the Mancls contained in the Credit Agreement are true and correct in all material respects as of the date of this First Amendment to Credit Agreement to the same extent as if made on and as of the date of this Amendment, except to the extent that such representations and warranties expressly relate to an earlier date.

d.  As of the date of this First Amendment to Credit Agreement no Event of Default has occurred and is continuing and no event has occurred which with the passage of time or the giving of notice or both would constitute an Event of Default.

13.  Miscellaneous.

a.  Costs and Expenses.  As provided in Section 5.09(b) of the Credit Agreement, AFT shall pay, on demand, all reasonable out-of-pocket costs and expenses of Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for Bank with respect to all of the foregoing.

b.  Binding Nature.  This Amendment shall be binding upon each of AFT and the Mancls and their respective successors and assigns and shall inure to the benefit of the Bank and the benefit of its successors and assigns.

c.  Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

d.  Counterparts.  This Amendment may be executed in multiple counterparts, all of which shall constitute one and the same instrument and each of which shall be deemed to be an original.

e.  References.  Any reference to the Credit Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

f.  Breach.  A breach of this Amendment shall constitute a breach of the Credit Agreement and the Bank shall be entitled to all rights and remedies thereunder.

g.     Further Assurances.  The parties hereto shall execute and deliver such additional documents and take such additional actions as may be necessary or desirable to effectuate the provisions and purposes of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement effective as of the date first written above.

MANCLS: /s/ Jamie L. Mancl JAMIE L. MANCL /s/ Jennifer Mancl JENNIFER MANCL
AFT:

ADVANCED FIBERGLASS
TECHNOLOGIES, INC., a Wisconsin
corporation

By:  /s/ Jeffrey S. Keuntjes
      Name:  Jeffrey S. Keuntjes
      Title:  V.P. Finance

BANK:

NEKOOSA PORT EDWARDS STATE BANK

By:  /s/ Robb N. Sigler
      Name:   Robb N. Sigler
      Title:  President

Acknowledgement by ENERGY
COMPOSITES CORPORATION, a Wisconsin
corporation

By:   /s/ Jamie L. Mancl
      Name:  Jamie L. Mancl
      Title:   President